Exhibit 10.28

[Roxio Letterhead]

January 29, 2004

Laura B. Goldberg

88 Lexington Ave. #8E

New York, NY 10016

Dear Laura:

On behalf of Roxio, Inc. (the “Company” or “Roxio”), I am pleased to offer you the position of Chief Operating Officer, Napster Division for the Company effective as of the date hereof. As part of this agreement, you agree that you shall relocate your primary residence to the Los Angeles, CA area by May 31st.

Your initial base salary will be $265,000.00 annually. Your Base Salary may be separately increased (but not decreased) at any time by the Company in its discretion. Any higher Base Salary paid to you subsequently will be deemed the annual rate for the purposes of this Agreement and will commence on the date determined by the Company. In addition you will receive, promptly following execution of this letter, a bonus of $50,000, subject to applicable withholdings. This bonus shall be repaid to Roxio in full in the event that you do not relocate your primary residence to the Los Angeles, CA area by May 31st. Immediately, upon such relocation, you shall receive an additional $50,000, subject to applicable withholdings. In addition, subject to the determination of the Company’s Board of Directors or a committee thereof in its sole discretion, you will be eligible to receive annual option grants appropriate for an officer of the Company in your position.

You agree to be employed and perform your exclusive services for the Company’s Napster affiliate upon the terms and conditions of this Agreement. You will perform your services hereunder as Chief Operating Officer, Napster division, and you will perform those services commensurate and consistent with your position, as reasonably requested from time to time by the Company or its duly authorized officers. You will report directly and only to the President, Napster division or to the Chief Executive Officer of the Company. You will not be required, without your consent, to perform your primary duties under this Agreement in a location other than Company’s main offices in Los Angeles, CA, except for required travel on Company’s business.

Laura Goldberg Employment Agreement

January 29, 2004

Your business experience matches very well with Roxio’s current business needs and our anticipated direction. Should your employment with Company terminate other than for Cause (as defined below) or if you resign with Good Reason, you will be entitled to payment of your unpaid base salary and any accrued but unpaid vacation through the termination day, reimbursement of all incurred expenses, payment (in one lump sum immediately following termination date) of your base salary for twelve months from the date of termination of employment, and continuation of all of your benefits (other than benefits provided under (1) any plan qualified under Section 401(k) of the Internal Revenue Code, (2) any nonqualified pension plan, (3) any stock or incentive based plan, and (4) any vacation policy) for twelve months from the date of termination of employment. Good Reason shall mean that you, without your consent, have: (i) received a reduction (demotion) in your title or base salary or a material reduction in your responsibilities or authority; (ii) incurred a change in the location of the performance of your primary duties under this Agreement to a location other than Los Angeles, CA; or (iii) been required to report to someone other than as specified above.

Roxio may terminate your employment and this agreement at any time. You may terminate your employment and this agreement at any time. If Roxio exercises its option to terminate your employment for Cause or if you resign without Good Reason, you shall be entitled only to the unpaid salary and unused vacation benefits which been accrued on your behalf. You shall be entitled to no other compensation, benefits or severance payments of any kind in the event your employment is terminated for Cause. Should you be terminated for Cause, Roxio shall provide you with a written statement detailing such Cause. For this purpose, “Cause” means that you have been grossly negligent in the performance of your duties for Roxio, or you have engaged in willful misconduct, or you have been convicted of a felony or any crime involving moral turpitude. In no event will you be entitled to severance benefits if your employment terminates or is terminated due to your death or Disability. “Disability” is defined as your incapacitation by a physical or mental condition, illness, or injury which has prevented you, even with a reasonable accommodation, from being able to perform the essential duties of your position under this Agreement in a satisfactory fashion for all of a consecutive 180-day period. Nothing in this paragraph is intended to supercede the automatic acceleration of your options upon a change of control pursuant to Roxio’s stock option plans.

You should understand that this offer does not constitute a contract of employment for any specified period of time but will create an “employment at will” relationship.

Laura Goldberg Employment Agreement

January 29, 2004

Please sign this letter, indicating acceptance of this offer, and return to me.

Laura, we are pleased to have you as a member of the team and are confident you will continue to make a major contribution to our success.

Sincerely,

/s/ Wm. Christopher Gorog
Wm. Christopher Gorog
Chief Executive Officer and Chairman of the Board

Accepted:	/s/ Laura B. Goldberg
Laura B. Goldberg